EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Third Quarter Results
ATLANTA, December 10, 2025 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its third quarter of fiscal 2025 ended November 1, 2025.
Consolidated net sales in the third quarter of fiscal 2025 were $307 million compared to $308 million in the third quarter of fiscal 2024. Loss per share on a GAAP basis was $4.28 compared to $0.25 in the third quarter of fiscal 2024. On an adjusted basis, loss per share was $0.92 compared to $0.11 in the third quarter of fiscal 2024. The third quarter of fiscal 2025 GAAP results include noncash impairment charges primarily associated with Johnny Was totaling $61 million, or $3.05 per share.
Tom Chubb, Chairman and CEO, commented, “Our third quarter results came in as expected and reflect the disciplined execution across our brands in a highly competitive and promotional environment. While we witnessed pockets of strength within our businesses, consumers have become increasingly choiceful, especially with respect to the more discretionary aspects of their wardrobe. As we entered the holiday season, our customers have been highly value-driven, seeking both compelling promotions and new, innovative products."
Mr. Chubb concluded, “The start of the holiday season has been softer than we planned, influenced by a combination of tariff related product gaps in certain critical seasonal categories and a more promotional retail environment. We are working quickly and taking thoughtful actions to align our assortments and promotional strategies with current consumer preferences and demand patterns. With these adjustments and a more cautious view of the remainder of the year, we now expect full-year performance to be below our prior outlook. Even with these near-term challenges, we remain focused on disciplined inventory and expense management, supporting our strong portfolio of brands, and investing for long-term growth. I want to thank our exceptional team for their continued commitment and hard work.”
Third Quarter of Fiscal 2025 versus Fiscal 2024

Net Sales by Operating Group	Third Quarter
($ in millions)	2025	2024	% Change
Tommy Bahama	$154.2	$161.3	(4.4%)
Lilly Pulitzer	74.9	69.8	7.3%
Johnny Was	42.2	46.1	(8.4%)
Emerging Brands	36.1	30.9	17.0%
Other	(0.1)	(0.1)	NM
Total Company	$307.3	$308.0	(0.2%)

•Consolidated net sales were $307 million compared to $308 million in the third quarter of fiscal 2024.
◦Full-price direct-to-consumer (DTC) sales increased 3% to $206 million versus the third quarter of fiscal 2024.
▪Full-price retail sales of $101 million were 1% higher than the prior-year period.
▪E-commerce sales of $106 million were 5% higher than the prior-year period.
◦Food and beverage sales of $24 million were 3% higher than the prior-year period.
◦Outlet sales of $17 million were comparable to the prior-year period.
◦Wholesale sales of $60 million were 11% lower than the third quarter of fiscal 2024.
•Gross margin was 60.3%, compared to 63.1% in the third quarter of fiscal 2024. The decreased gross margin was primarily due to (1) approximately $8 million, or 260 basis points, of increased cost of goods sold from additional tariffs implemented in Fiscal 2025, net of mitigation efforts, (2) a change in sales mix with a higher proportion of net sales occurring during promotional and clearance events at Tommy Bahama and Lilly Pulitzer and (3) a $3 million higher LIFO accounting charge in the third quarter of fiscal 2025 compared to the third quarter of fiscal 2024. On an adjusted basis, gross margin was 61.0% compared to 63.0% in the third quarter of fiscal 2024.
•SG&A was $213 million compared to $205 million last year with approximately $5 million, or 68%, of the expenses that increased during the third quarter of fiscal 2025 due to increases in employment costs, occupancy costs and depreciation expense due to the opening of 16 net new brick and mortar retail locations since the third quarter of fiscal 2024. The increase in SG&A also included $2 million of organizational realignment initiatives at Johnny Was including severance costs, consulting fees and store closure related costs. On an adjusted basis, SG&A was $209 million compared to $201 million in the prior-year period.
•As a result of interim impairment assessments performed in the third quarter of fiscal 2025, the Company recognized noncash impairment charges totaling $61 million, primarily related to the Johnny Was trademark. The impairment charges for Johnny Was reflect revised future projections based on the impact of organizational realignment activities in the third quarter of fiscal 2025 including changes to the Johnny Was executive team, recent negative trends in net sales and operating results and challenges in mitigating elevated tariff rates.
•Royalties and other operating income decreased from $4 million to $3 million in the third quarter of fiscal 2025 primarily due to decreased royalty income in Tommy Bahama reflecting the lower sales of licensing partners.
•Operating loss on a GAAP basis was $85 million, or (27.7%) of net sales, compared to $6 million, or (2.0%) of net sales, in the third quarter of fiscal 2024. On an adjusted basis, operating loss was $18 million, or (5.8%) of net sales, compared to $3 million, or (1.1%) of net sales, in the third quarter of fiscal 2024.

•Interest expense increased to $2 million primarily due to a higher average outstanding debt balance during the third quarter of fiscal 2025 than the third quarter of fiscal 2024.
•Due to lower earnings during the third quarter as compared to our other fiscal quarters, certain discrete or other items recognized in the third quarter typically have a more pronounced impact and result in the effective tax rate of the third quarter not being indicative of the effective tax rate for the full fiscal year. Noncash impairment charges further reduced earnings in the third quarter of fiscal 2025. For both the third quarter of fiscal 2025 and third quarter of fiscal 2024, our effective tax rate of 26.6% and 42.5%, respectively, included the net impact of discrete items to the research and development tax credit.
Balance Sheet and Liquidity
Inventory increased $1 million, or 1%, on a LIFO basis and $6 million, or 3%, on a FIFO basis compared to the end of the third quarter of fiscal 2024. Inventories increased primarily as a result of $4 million of additional costs capitalized into inventory related to the U.S. tariffs implemented in Fiscal 2025.
During the first nine months of fiscal 2025, cash provided by operations was $70 million compared to $104 million in the first nine months of fiscal 2024. The decrease in cash flow from operations reflects the result of lower net earnings and working capital needs.
Borrowings outstanding increased to $140 million at the end of the first nine months of fiscal 2025 compared to $58 million of borrowings outstanding at the end of the third quarter of fiscal 2024 and $31 million of borrowings outstanding at the end of fiscal 2024. During the first nine months of fiscal 2025, share repurchases of $55 million, capital expenditures of $93 million primarily associated with the project to build a new distribution center in Lyons, Georgia, and the opening of 13 new stores, including three Tommy Bahama Marlin Bars and one full-service restaurant, dividend payments of $32 million, and working capital requirements exceeded cash flow from operations. The Company had $8 million of cash and cash equivalents versus $7 million of cash and cash equivalents at the end of the third quarter of fiscal 2024.
Dividend
The Board of Directors declared a quarterly cash dividend of $0.69 per share. The dividend is payable on January 30, 2026 to shareholders of record as of the close of business on January 16, 2026. The Company has paid dividends every quarter since it became publicly owned in 1960.
Outlook
For fiscal 2025 ending on January 31, 2026, the Company is revising its sales and adjusted EPS guidance. The Company now expects net sales in a range of $1.47 billion to $1.49 billion as compared to net sales of $1.52 billion in fiscal 2024. In fiscal 2025, the Company now expects GAAP loss per share to be between $1.52 and $1.32, which includes noncash impairment charges primarily associated with Johnny Was totaling $61 million, or $3.05 per share, compared to fiscal 2024 GAAP earnings per share of $5.87. Adjusted EPS is expected to be between $2.20 and $2.40, compared to fiscal 2024 adjusted EPS of $6.68.
The Company's current annual EPS and adjusted EPS guidance reflects a net tariff impact of approximately $25 million to $30 million, or approximately $1.25 to $1.50 per share.

For the fourth quarter of fiscal 2025, the Company expects net sales to be between $365 million and $385 million compared to net sales of $391 million in the fourth quarter of fiscal 2024. GAAP EPS is expected to be between a loss per share of $0.10 to earnings per share of $0.10 in the fourth quarter of fiscal 2025 compared to $1.13 in the fourth quarter of fiscal 2024. Adjusted EPS is expected to be in a range of $0.00 to $0.20 compared to $1.37 in the fourth quarter of fiscal 2024.
The Company anticipates interest expense of $7 million in fiscal 2025 including $2 million in the fourth quarter of fiscal 2025. The Company’s effective tax rate is expected to be approximately 25% for the full year of fiscal 2025 and approximately 26% for the fourth quarter.
Capital expenditures in fiscal 2025, including the $93 million in the first nine months of fiscal 2025, are expected to be approximately $120 million compared to $134 million in fiscal 2024. The planned year-over-year decrease relates primarily to fewer new store openings in fiscal 2025. By the end of fiscal 2025, we expect a year-over-year net increase of approximately 15 full price stores, including three new Marlin Bars and a full-service restaurant. The $120 million in expected capital expenditures in fiscal 2025 includes $70 million of capital expenditures related to the completion of the project to build a new distribution center in Lyons, Georgia.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 24, 2025 by dialing (412) 317-6671 access code 13757243.
About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include net adjusted earnings (loss), adjusted net earnings (loss) per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.
Noncash Impairment Charges

The Company is required to assess goodwill and other indefinite-lived intangible assets for impairment at least annually, or more frequently if events or circumstances indicate that the intangible asset might be impaired. During the third quarter of fiscal 2025, management identified certain triggering events indicating that it was more likely than not that the fair value of the indefinite-lived Johnny Was trademark and the Jack Rogers reporting unit, which is included in our Emerging Brands Group reportable segment, may have declined below their respective carrying amounts. Further, management identified similar triggering events indicating that the carrying value of the Johnny Was asset group and Jack Rogers asset group, which includes the finite-lived Jack Rogers trademark, may not have been recoverable.

Accordingly, the Company estimated the fair value of each asset and determined that the Johnny Was trademark was impaired and recorded a noncash intangible asset impairment charge of $57 million for fiscal 2025, which represents $2.86 per share. The impairment charges for Johnny Was reflect the impact of organizational realignment activities in the third quarter of fiscal 2025 including changes to the Johnny Was executive team, revised future projections based on Johnny Was' recent negative trends in net sales and operating results and challenges in mitigating elevated tariff rates. Additional noncash impairment charges of $4 million, representing $0.20 per share, were recorded related to the Jack Rogers goodwill and intangible asset balances.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:
•changes in the trade policies of the United States and those of other nations, including risks of potential future changes or worsening trade tensions between the United States and other countries and the impact of uncertainties surrounding U.S. trade policy on consumer sentiment;
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, tariffs, volatile and/or elevated interest rates, the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;

•risks relating to our product sourcing efforts, including our ability to identify alternative countries to source and produce our products and to successfully implement changes in our supply chain;
•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures or other factors;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment;
•acquisition activities;
•global supply chain constraints that have affected, and could continue to affect, transit, and other costs;
•the impact of inflationary pressures on labor costs, including wages, healthcare and other benefit-related costs and our ability to appropriately staff our retail stores and food & beverage locations;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters, such as the 2024 hurricanes impacting the Southeastern United States;
•lack of or insufficient insurance coverage;
•financial difficulties for our business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, that may impact their ability to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel, as well as the effective transition of executive level responsibilities;
•the execution of key strategic initiatives to drive operating performance, such as the organizational realignment initiatives being undertaken at Johnny Was;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;
•inability or failure to successfully and effectively implement new information technology systems and supporting controls;
•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;
•our ability to identify and secure suitable locations for new retail store and food & beverage openings;
•the timing and cost of retail store and food & beverage location openings and remodels, technology implementations and other capital expenditures;
•the timing, cost and successful implementation of changes to our distribution network;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•pandemics or other public health crises;
•expected outcomes of pending or potential litigation and regulatory actions;

•consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;
•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate, including the impact of recent changes in U.S. tax laws and regulations and the interpretation and application of such laws and regulations;
•the risk of impairment to goodwill and other intangible assets such as the impairment charges incurred in our Johnny Was and Jack Rogers reporting units during the Third Quarter of Fiscal 2025; and
•geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the tensions and instability in the Gaza strip and the conflict in the Red Sea region.

Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2024 Form 10-K, as updated by Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the First Quarter of Fiscal 2025, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	November 1,	November 2,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$7,981	$7,027
Receivables, net	69,004	75,991
Inventories, net	155,400	154,263
Income tax receivable	7,295	19,377
Prepaid expenses and other current assets	49,585	50,445
Total Current Assets	$289,265	$307,103
Property and equipment, net	323,713	244,987
Intangible assets, net	191,796	253,237
Goodwill	25,562	27,416
Operating lease assets	365,592	327,896
Other assets, net	60,555	46,725
Deferred income taxes	27,612	15,769
Total Assets	$1,284,095	$1,223,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$80,687	$77,597
Accrued compensation	25,891	17,502
Current portion of operating lease liabilities	57,090	66,270
Accrued expenses and other liabilities	53,793	55,218
Total Current Liabilities	$217,461	$216,587
Long-term debt	140,436	57,816
Non-current portion of operating lease liabilities	368,689	310,391
Other non-current liabilities	29,494	26,171
Shareholders’ Equity
Common stock, $1.00 par value per share	14,877	15,701
Additional paid-in capital	202,443	186,590
Retained earnings	313,568	412,741
Accumulated other comprehensive loss	(2,873)	(2,864)
Total Shareholders’ Equity	$528,015	$612,168
Total Liabilities and Shareholders’ Equity	$1,284,095	$1,223,133

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Third Quarter		First Nine Months
	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
Net sales	$307,344	$308,025	$1,103,348	$1,126,095
Cost of goods sold	122,073	113,511	418,166	408,209
Gross profit	$185,271	$194,514	$685,182	$717,886
SG&A	212,554	204,721	660,843	634,675
Impairment of goodwill and intangible assets	60,980	—	60,980	—
Royalties and other operating income	3,165	3,967	13,160	15,510
Operating income (loss)	$(85,098)	$(6,240)	$(23,481)	$98,721
Interest expense, net	1,640	610	4,914	1,573
Earnings (loss) before income taxes	$(86,738)	$(6,850)	$(28,395)	$97,148
Income tax expense (benefit)	(23,055)	(2,913)	(7,585)	22,070
Net earnings (loss)	$(63,683)	$(3,937)	$(20,810)	$75,078

Net earnings (loss) per share:
Basic	$(4.28)	$(0.25)	$(1.39)	$4.80
Diluted	$(4.28)	$(0.25)	$(1.39)	$4.74
Weighted average shares outstanding:
Basic	14,871	15,697	14,990	15,652
Diluted	14,871	15,697	14,990	15,825
Dividends declared per share	$0.69	$0.67	$2.07	$2.01

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Nine Months
	Fiscal 2025	Fiscal 2024
Cash Flows From Operating Activities:
Net earnings (loss)	$(20,810)	$75,078
Adjustments to reconcile net earnings (loss) to cash flows from operating activities:
Depreciation	42,449	41,431
Impairment of property and equipment	279	—
Amortization of intangible assets	7,294	8,865
Impairment of goodwill and intangible assets	60,980	—
Equity compensation expense	12,716	12,849
Amortization of deferred financing costs	289	289
Deferred income taxes	(7,181)	8,377
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	3,283	(10,557)
Inventories, net	12,362	5,146
Income tax receivable	(1,971)	172
Prepaid expenses and other current assets	(11,305)	(7,420)
Current liabilities	(30,406)	(22,655)
Other balance sheet changes	2,480	(8,050)
Cash provided by operating activities	$70,459	$103,525
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(28)	(315)
Purchases of property and equipment	(93,436)	(92,249)
Other investing activities	(33)	(1,304)
Cash used in investing activities	$(93,497)	$(93,868)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(325,509)	(264,567)
Proceeds from revolving credit arrangements	434,839	293,079
Repurchase of common stock	(55,216)	—
Proceeds from issuance of common stock	1,330	1,445
Repurchase of equity awards for employee tax withholding liabilities	(2,251)	(6,199)
Cash dividends paid	(31,613)	(32,532)
Other financing activities	(260)	(1,513)
Cash provided by (used in) financing activities	$21,320	$(10,287)
Net change in cash and cash equivalents	(1,718)	(630)
Effect of foreign currency translation on cash and cash equivalents	229	53
Cash and cash equivalents at the beginning of year	9,470	7,604
Cash and cash equivalents at the end of period	$7,981	$7,027

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Third Quarter			First Nine Months
AS REPORTED	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
Tommy Bahama
Net sales	$154.2	$161.3	(4.4)%	$599.3	$632.0	(5.2)%
Gross profit	$97.4	$102.8	(5.3)%	$376.0	$401.8	(6.4)%
Gross margin	63.2%	63.8%		62.7%	63.6%
Operating income (loss)	$(9.5)	$0.4	(2224.0)%	$48.0	$84.0	(42.9)%
Operating margin	(6.1) %	0.3%		8.0%	13.3%
Lilly Pulitzer
Net sales	$74.9	$69.8	7.3%	$264.3	$249.9	5.7%
Gross profit	$45.8	$43.7	4.9%	$169.7	$165.1	2.8%
Gross margin	61.1%	62.6%		64.2%	66.1%
Operating income	$3.3	$4.0	(17.8)%	$34.6	$36.5	(5.0)%
Operating margin	4.4%	5.7%		13.1%	14.6%
Johnny Was
Net sales	$42.2	$46.1	(8.4)%	$131.1	$147.6	(11.2)%
Gross profit	$26.1	$30.1	(13.5)%	$82.3	$96.8	(15.0)%
Gross margin	61.7%	65.3%		62.8%	65.6%
Operating loss	$(61.7)	$(4.1)	(1412.7)%	$(69.6)	$(5.4)	(1188.0)%
Operating margin	(146.1) %	(8.8)%		(53.1) %	(3.7)%
Emerging Brands
Net sales	$36.1	$30.9	17.0%	$108.9	$96.8	12.5%
Gross profit	$18.2	$17.6	3.1%	$61.3	$56.9	7.7%
Gross margin	50.3%	57.1%		56.3%	58.8%
Operating income (loss)	$(4.9)	$1.2	(511.3)%	$0.0	$7.8	(100.0)%
Operating margin	(13.5) %	3.8%		0.0%	8.1%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.2)	NM
Gross profit (loss)	$(2.1)	$0.3	NM	$(4.2)	$(2.7)	NM
Operating loss	$(12.4)	$(7.8)	NM	$(36.5)	$(24.2)	NM
Consolidated
Net sales	$307.3	$308.0	(0.2)%	$1,103.3	$1,126.1	(2.0)%
Gross profit	$185.3	$194.5	(4.8)%	$685.2	$717.9	(4.6)%
Gross margin	60.3%	63.1%		62.1%	63.8%
SG&A	$212.6	$204.7	3.8%	$660.8	$634.7	4.1%
SG&A as % of net sales	69.2%	66.5%		59.9%	56.4%
Impairment of goodwill and intangible assets	$61.0	$—	NM	$61.0	$—	NM
Impairment of goodwill and intangible assets as % of net sales	19.8%	—%		5.5%	—%
Operating income (loss)	$(85.1)	$(6.2)	(1263.8)%	$(23.5)	$98.7	(123.8)%
Operating margin	(27.7) %	(2.0)%		(2.1) %	8.8%
Earnings (loss) before income taxes	$(86.7)	$(6.9)	(1166.2)%	$(28.4)	$97.1	(129.2)%
Net earnings (loss)	$(63.7)	$(3.9)	(1517.6)%	$(20.8)	$75.1	(127.7)%
Net earnings (loss) per diluted share	$(4.28)	$(0.25)	(1607.4)%	$(1.39)	$4.74	(129.3)%
Weighted average shares outstanding - diluted	14.9	15.7	(5.3)%	15.0	15.8	(5.3)%

	Third Quarter			First Nine Months
ADJUSTMENTS	Fiscal 2025	Fiscal 2024	% Change	Fiscal 2025	Fiscal 2024	% Change
LIFO adjustments(1)	$2.3	$(0.4)		$3.7	$2.4
Amortization of Johnny Was intangible assets(2)	$1.9	$2.7		$5.8	$8.2
Johnny Was Distribution Center relocation costs(3)	$0.0	$0.7		$0.0	$1.6
Johnny Was impairment charges(4)	$57.0	$0.0		$57.0	$0.0
Johnny Was organizational realignment initiatives(5)	$2.0	$0.0		$2.0	$0.0
Emerging Brands impairment charges(6)	$4.0	$0.0		$4.0	$0.0
Impact of income taxes(7)	$(17.1)	$(0.8)		$(18.5)	$(3.1)
Adjustment to net earnings(8)	$50.0	$2.2		$54.0	$9.1
AS ADJUSTED
Tommy Bahama
Net sales	$154.2	$161.3	(4.4)%	$599.3	$632.0	(5.2)%
Gross profit	$97.4	$102.8	(5.3)%	$376.0	$401.8	(6.4)%
Gross margin	63.2%	63.8%		62.7%	63.6%
Operating income (loss)	$(9.5)	$0.4	(2224.0)%	$48.0	$84.0	(42.9)%
Operating margin	(6.1)%	0.3%		8.0%	13.3%
Lilly Pulitzer
Net sales	$74.9	$69.8	7.3%	$264.3	$249.9	5.7%
Gross profit	$45.8	$43.7	4.9%	$169.7	$165.1	2.8%
Gross margin	61.1%	62.6%		64.2%	66.1%
Operating income	$3.3	$4.0	(17.8)%	$34.6	$36.5	(5.0)%
Operating margin	4.4%	5.7%		13.1%	14.6%
Johnny Was
Net sales	$42.2	$46.1	(8.4)%	$131.1	$147.6	(11.2)%
Gross profit	$26.1	$30.1	(13.5)%	$82.3	$96.8	(15.0)%
Gross margin	61.7%	65.3%		62.8%	65.6%
Operating loss	$(0.8)	$(0.7)	(22.8)%	$(4.8)	$4.4	(210.6)%
Operating margin	(1.9)%	(1.4)%		(3.7)%	3.0%
Emerging Brands
Net sales	$36.1	$30.9	17.0%	$108.9	$96.8	12.5%
Gross profit	$18.2	$17.6	3.1%	$61.3	$56.9	7.7%
Gross margin	50.3%	57.1%		56.3%	58.8%
Operating income (loss)	$(0.9)	$1.2	(175.7)%	$4.0	$7.8	(48.9)%
Operating margin	(2.5)%	3.8%		3.7%	8.1%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.2)	$(0.2)	NM
Gross profit (loss)	$0.2	$(0.2)	NM	$(0.5)	$(0.3)	NM
Operating loss	$(10.1)	$(8.2)	NM	$(32.8)	$(21.7)	NM
Consolidated
Net sales	$307.3	$308.0	(0.2)%	$1,103.3	$1,126.1	(2.0)%
Gross profit	$187.6	$194.1	(3.4)%	$688.9	$720.3	(4.4)%
Gross margin	61.0%	63.0%		62.4%	64.0%
SG&A	$208.7	$201.3	3.7%	$653.1	$624.9	4.5%
SG&A as % of net sales	67.9%	65.4%		59.2%	55.5%
Operating income (loss)	$(17.9)	$(3.2)	(452.9)%	$48.9	$110.9	(55.9)%
Operating margin	(5.8)%	(1.1)%		4.4%	9.9%
Earnings (loss) before income taxes	$(19.6)	$(3.9)	(408.0)%	$44.0	$109.4	(59.7)%
Net earnings (loss)	$(13.7)	$(1.7)	(700.2)%	$33.1	$84.2	(60.6)%
Net earnings (loss) per diluted share	$(0.92)	$(0.11)	(744.7)%	$2.20	$5.32	(58.7)%

	Third Quarter	Third Quarter	Third Quarter	First Nine Months	First Nine Months
	Fiscal 2025	Fiscal 2025	Fiscal 2024	Fiscal 2025	Fiscal 2024
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(4.28)	$(1.15) - (0.95)	$(0.25)	$(1.39)	$4.74
LIFO adjustments(1)(10)	0.11	0.00	(0.02)	0.18	0.12
Amortization of Johnny Was intangible assets(2)(10)	0.10	0.10	0.13	0.29	0.38
Johnny Was distribution center relocation costs(3)(10)	0.00	0.00	0.03	0.00	0.08
Johnny Was impairment charges(4)(10)	2.86	0.00	0.00	2.82	0.00
Johnny Was organizational realignment initiatives(5)(10)	0.10	0.00	0.00	0.10	0.00
Emerging Brands impairment charges(6)(10)	0.20	0.00	0.00	0.20	0.00
As adjusted(8)	$(0.92)	$(1.05) - (0.85)	$(0.11)	$2.20	$5.32

	Fourth Quarter	Fourth Quarter
	Fiscal 2025	Fiscal 2024
	Guidance(11)	Actual
Net earnings (loss) per diluted share:
GAAP basis	$(0.10)- 0.10	$1.13
LIFO adjustments(12)	0.00	0.04
Amortization of Johnny Was intangible assets(2)(10)	0.10	0.13
Johnny Was distribution center relocation costs(3)(10)	0.00	0.07
As adjusted(8)	$0.00 - 0.20	$1.37

	Fiscal 2025	Fiscal 2024
	Guidance(11)	Actual
Net earnings per diluted share:
GAAP basis	$(1.52) - (1.32)	$5.87
LIFO adjustments(12)	0.18	0.16
Amortization of Johnny Was intangible assets(2)(10)	0.38	0.51
Johnny Was distribution center relocation costs(3)(10)	0.00	0.14
Johnny Was impairment charges(4)(10)	2.86	0.00
Johnny Was organizational realignment initiatives(5)(10)	0.10	0.00
Emerging Brands impairment charges(6)(10)	0.20	0.00
As adjusted(8)	$2.20 - 2.40	$6.68

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A in Johnny Was.
(4)Johnny Was impairment charges represent the impairment of the Johnny Was intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Johnny Was.
(5)Johnny Was organizational realignment initiatives include severance costs, consulting fees and store closure related costs. These charges are included in SG&A in Johnny Was.
(6)Emerging Brands impairment charges represent the impairment of the Jack Rogers goodwill and intangible asset balances. These charges were included in impairment of goodwill and intangible assets in Emerging Brands.
(7)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(8)Amounts in columns may not add due to rounding.
(9)Guidance as issued on September 10, 2025.
(10)Adjustments shown net of income taxes.
(11)Guidance as issued on December 10, 2025.
(12)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2024
Tommy Bahama
Full-price retail store	102	103	106	106
Retail-food & beverage	23	23	25	24
Outlet	35	36	37	36
Total Tommy Bahama	160	162	168	166
Lilly Pulitzer full-price retail store	60	60	61	64
Johnny Was
Full-price retail store	75	76	77	77
Outlet	3	3	3	3
Total Johnny Was	78	79	80	80
Emerging Brands
Southern Tide full-price retail store	20	24	28	30
TBBC full-price retail store	4	5	5	5
Total Oxford	322	330	342	345

Fiscal 2025
Tommy Bahama
Full-price retail store	103	103	104
Retail-food & beverage	26	26	28
Outlet	36	38	38
Total Tommy Bahama	165	167	170
Lilly Pulitzer full-price retail store	65	66	66
Johnny Was
Full-price retail store	77	75	75
Outlet	3	3	3
Total Johnny Was	80	78	78
Emerging Brands
Southern Tide full-price retail store	35	36	35
TBBC full-price retail store	8	9	9
Total Oxford	353	356	358